Exhibit 5.1

February 1, 2016

comScore, Inc.

11950 Democracy Drive

Reston, Virginia 20190

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 1, 2016 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,137,462 shares of common stock, par value $0.001, of comScore, Inc. (“Common Stock”), reserved for issuance pursuant to the Rentrak Corporation Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”) and 1,293,517 shares of Common Stock reserved for issuance pursuant to the Rentrak Corporation 2011 Incentive Plan (the “2011 Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the sale and issuance of the shares of Common Stock under the 2005 Plan and the 2011 Plan (collectively, the “Shares”).

It is our opinion that the Shares will be, when issued and sold in the manner referred to in the 2005 Plan and the 2011 Plan, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation